Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11

	)	Case No. 99-04497 (PJW)

FRUIT OF THE LOOM, INC., et. al.,	)	(Substantively Consolidated)

)

Debtors.	)

)

)

ORDER APPROVING FINAL DISTRIBUTION,

DISSOLUTION OF THE TRUST AND RELATED RELIEF

Upon Consideration of the Motion of the Unsecured Creditors Trust (the “Trust”) of Fruit of the Loom, Inc., et al. (the “Debtors”) for an order, among other things: (i) approving the final distribution to holders of Class 4A Unsecured Claims; (ii) authorizing the dissolution of the Trust upon the completion of the final distribution; (iii) discharge Clingman & Hanger Management Associates, LLC, the Trust Administrators (“Trust Administrators”) and its members, employees, agents and representatives; and (iv) discharging the professionals of the Trust (the “Motion”); and (v) granting related relief the court having reviewed the Declaration of Teresa Hanger in support of the Motion and having heard the statements of counsel in support of the Motion and in opposition thereto, if any, a n d having found that notice of the Motion was proper under the circumstances, and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein,

IT IS HEREBY ORDERED THAT:

1. The Trust Administrator is hereby authorized to make a final distribution in the amount of .9182%, to the holders of Class 4A Unsecured Claims;

2. Upon completion of the distribution by the Trust of .9182% to holders of Allowed Class 4A Unsecured Claims, the Trust is hereby authorized to dissolve;

3. Upon dissolution, the Trust is hereby authorized to maintain or destroy the Trust’s books and records, as it deems appropriate;

4. The Trust is hereby authorized to establish a reserve account in the amount of $100,000, for the payment of fees and expenses related to the dissolution of the Trust and the completion of the final distribution which are unpaid prior to the final distribution (the “Reserve Account”), including the preparation of final reports and accounts, filing certificates and court filings, as required by the Plan and Trust Agreement and the Bankruptcy Code. Any amounts remaining in the Reserve Account upon the dissolution of the Trust shall be contributed to a charitable organization pursuant to 4.5(i) of the Trust Agreement;

5. The Trust Administrator, the Unsecured Creditors Trust Advisory Committee (“UCTAC”) and the respective members, employees, professionals, representatives and agents of the Trust Administrator and UCTAC are hereby discharged and exculpated from any and all claims, causes of action and other assertions of liability brought by all persons, arising out of the discharge of the powers and duties conferred upon them by the Plan and the Trust Agreement from and after the Effective Date, for any act or omission to act, provided that such act or omission does not constitute fraud, or willful misconduct;

6. Counsel for the Trust, specifically Pepper Hamilton LLP, is hereby discharged from any further responsibility for the Trust; and

7. Counsel for the UCTAC, specifically Otterbourg, Steindler, Houston & Rosen, P.C., is hereby discharged from any further responsibility for the UCTAC.

March 5, 2006	/s/ Peter J. Walsh
Peter J. Walsh
United States Bankruptcy Judge